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Exhibit 21.1

Subsidiaries of Charles River Laboratories International, Inc.

Charles River Laboratories, Inc.	Charles River WIGA GmbH (Germany)
Charles River Proteomic Services, Inc.	Charles River Sweden AB
CRL Transactions Co. Inc.	Laboratorim Technical Szolgaltato (Hungary)
Massachusetts Business Trust	Charles River Consulting GmbH (Germany)
Alpes SA (Mexico)	Charles River UK Limited
Zhanjiang A&C Biological Ltd. (China)	Charles River Canada Corporation
Charles River (Europe) GmbH	SPAFAS Australia PTY Ltd.
CRL Holding Limited (UK)	Charles River France, SA
Charles River Laboratories Holding SAS (France)	Charles River Japan
Biological Laboratories (Ireland)	I.F.F.A. CREDO (France)
Entomology Europe Limited (Ireland)	Charles River Italia S.p.A. (Italy)
Saothorlanna Idirnaisiunta (Ireland)	Charles River Endosafe Limited (UK)
Bitheolaiocha Teoranta (Ireland)	Shamrock Great Britain Limited (UK)
CRIFFA (Spain)	Endosafe Amilabo SA (France)
S.A. Iffa CRESDO (Belgium)	Elevage Scientifique Des Dombres SA (France)

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  Exhibit 21.1
Subsidiaries of Charles River Laboratories International, Inc.